Exhibit 99.1

PowerSecure to Participate in the Rodman & Renshaw and

ThinkEquity Investor Conferences

Wake Forest, N.C. – September 5, 2012 – PowerSecure International, Inc. (Nasdaq: POWR) will present at the Rodman & Renshaw Global Investor Conference on Monday, September 10, 2012 at 9:35 a.m. eastern time, at the Waldorf Astoria Hotel in New York City. The Company will also present at the ThinkEquity Growth Conference on Wednesday, September 12, 2012 at 10:15 a.m. eastern time, at the Le Parker Meridien Hotel in New York City. The presentations will include a discussion of the Company’s business operations, financial results, strategic initiatives and prospects for the future. The slide presentation and a link to an audio webcast of the events will be available beginning September 10, 2012, on the Investor Relations section of the Company’s web site at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of Utility and Energy Technologies to electric utilities, and their industrial, institutional, and commercial customers. PowerSecure provides products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company is a pioneer in developing Interactive Distributed Generation® (IDG®) power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The Company’s Energy Efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug, and convenience stores, and its SecureLite and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact

Chris Hutter

Chief Financial Officer

PowerSecure International, Inc.

(919) 453-1760

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